ASSET PURCHASE AGREEMENT


                           dated as of April 17, 1999


                                      among


                         CROWN ASPHALT PRODUCTS COMPANY

                            CROWN ENERGY CORPORATION

                         ASPHALT SUPPLY & SERVICE, INC.

                                       and

                                   INOCO, INC.

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Affiliate": as to any Person (as hereinafter defined below), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, whether directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

                  "Agreement": this Asset Purchase Agreement, together with all schedules and exhibits referenced herein, as amended, modified or supplemented from time to time.

                  "Assumed Liabilities": the liabilities and obligations to be assumed by Purchaser as of the Closing Date under certain contracts and leases identified in Section 2.2 below.

                  "Audit": any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

                  "Boards of Directors": the boards of directors of Sellers or, to the extent legally permissible, a duly constituted committee thereof.

                  "Business Day": a day other than a Saturday or a Sunday or other day on which commercial banks in Salt Lake City, Utah are authorized or required by law to close.

                  "Closing":  has the meaning set forth in Section 2.3.

                  "Closing Date":  has the meaning set forth in Section 2.3.

                  "Common Stock": the common stock, $.02 par value, of Crown Energy Corporation. The Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and traded on the OTC Bulletin Board (OTCBB) established by the National Association of Securities Dealers.

                  "Code":  the Internal Revenue Code of 1986, as amended.

                  "Crown".  Crown Energy Corporation, a Utah corporation.

                  "Crown Shares": the shares of Common Stock to be issued to Sellers at the Closing pursuant to Section 2.4(c) below.

                  "Damages":  has the meaning set forth in Section 8.1.

                  "Dollars" and "$": dollars in lawful currency of the United States of America.

                  "Environmental Laws": any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time on or prior to the Closing Date be in effect.

                  "Environmental Permit": any license, permit, order, approval, concession, registration, authorization, or qualification required under any Environmental Law.

                  "Environmental Report": any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential non-compliance with, or actual or potential liability under, any Environmental Law that may in any way affect Sellers.

                  "FICA":  Federal Insurance Contributions Act.

                  "Financial Statements": has the meaning set forth in Section 3.5.

                  "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity (including without limitation a court) exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

                  "Governmental Order": as to any Person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Indebtedness":   of  any   Person  at  any   date,   (a)  all
         indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument; (c) all obligations of such Person under financing leases;
         (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person; and (e) all liabilities secured by any Lien (as hereinafter defined) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                  "Inventory": the entire inventory of raw materials, work in process, finished goods or other products located at either of the Terminals as of the Closing Date and owned by any person other than Sellers.

                  "Intellectual Property" has the meaning set forth in Section 3.11.

                  "Knowledge of Sellers": actual knowledge after reasonable investigation of either Seller, any Shareholder or any officer of a Seller, including actual knowledge of facts which should reasonably have placed such Seller, Shareholder or officer on notice of the matters in question.

                  "Lien": any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), claim, charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

                  "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, financial condition, results of operations or prospects of Sellers taken as a whole; (b) the ability of any Seller or Shareholder to consummate any transactions contemplated by this Agreement or perform its or his obligations under this Agreement; or (c) the ability of Purchaser to exercise its rights under this Agreement.

                  "Materials of Environmental Concern": any waste, pollutant, or contaminant (whether or not defined or regulated as such under any Environmental Law), or any other substance of any kind (including without limitation petroleum or petroleum products, asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls, odors and radioactivity) regulated by or under, or which may otherwise give rise to liability under, any Environmental Law.

                  "Non-Competition Period": has the meaning set forth in Section 5.10(a).

                  "Permits": as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Authorities and all industry or other non-governmental self-regulatory organizations that are issued to such Person (including without limitation Environmental Permits).

                  "Person": a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Products":  has the meaning set forth in Section 5.10(a).

                  "Purchased Assets":  has the meaning set forth in Section 2.1.

                  "Purchaser":   Crown   Asphalt   Products   Company,   a  Utah
         corporation.

                  "Requirement of Law": as to any Person, the Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or order, writ, injunction, decree or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "SEC":   the  Securities   and  Exchange   Commission  or  its
         successor.

                  "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as in effect from time to time.

                  "Sellers":  ASSI and INOCO.

                  "Taxes": all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                  "Tax  Authority":  the Internal  Revenue Service and any other
         domestic  or  foreign  governmental   authority   responsible  for  the
         administration of any Taxes.

                  "Tax  Returns":  all  federal,  state,  local and  foreign tax
         returns,  declarations,   statements,  reports,  schedules,  forms  and
         information returns and any amendments thereto.

                  "Terminals": all of the assets of Sellers which constitute a part of Sellers' Laurel, Montana and/or Williston, North Dakota asphalt terminals, including without limitation all assets located on the premises of such asphalt terminals and all related Inventory.

         1.2      Other Definitional Provisions.

                  (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                                   ARTICLE II

                                     CLOSING

         2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, each Seller shall and hereby does sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall and hereby does purchase, acquire and accept from such Seller, as the case may be, free and clear of all Liens, by appropriate deeds, bills of sale, assignments and other instruments satisfactory to Purchaser and its counsel, all assets, properties, rights, titles and interests of every kind and nature owned or leased by Sellers which constitute a part of the Terminals (including without limitation all assets located on the premises of such Terminals and all related Inventory), whether tangible, intangible, real or personal (the "Purchased Assets"), including without limitation, all of the following assets owned or leased by Sellers in connection with the Terminals:

                  (a) all interests in real estate (including, without limitation, land, buildings, fixtures, fittings and improvements thereon, and easements, licenses, rights of way, permits, and the other appurtenances thereto, including appurtenant rights in and to public streets, whether or not vacated), whether owned in fee, leased, subleased or otherwise, including without limitation the fee simple interest in the real property comprising the Terminals, which is more particularly described on Schedule 2.1(a) attached hereto;

                  (b) all raw materials, manufactured and purchased parts, work-in-process, finished goods, inventories and supplies;

                  (c) all machinery, equipment, storage tanks, tools, dies, jigs, molds, patterns, furniture, spare parts and supplies, computers and all related equipment, telephones and all related equipment and all other tangible personal property;

                  (d) all rights existing (A) under insurance policies, (B) under all contracts, agreements and arrangements listed and expressly specified to be assumed by Purchaser in Schedule 3.17, and (C) under all leases and subleases listed and expressly specified to be assumed by Purchaser in Schedule 3.10(a);

                  (e) all lists and records pertaining to the Terminals and the Purchased Assets, including all books, records, ledgers, files, documents, correspondence, lists, studies, reports, business records and other printed or written materials relating to the Terminals; and

                  (f) all Permits, including, without limitation, those listed in Schedule 3.21, but excluding any such permits or licenses which are specifically identified in Schedule 3.21 as not being transferable, and all data and records pertaining thereto.

         2.2 Limited Assumption of Liabilities. Purchaser will not assume or in any way be responsible for any liabilities or obligations of Sellers whatsoever, including without limitation any liabilities or obligations related to the operation or condition of the Terminals or the Purchased Assets arising or attributable to any time prior to the Closing Date. From and after the Closing Date, Purchaser will assume and agree to pay, defend, discharge and perform as and when due only liabilities and obligations arising after the Closing Date under the contracts and leases which are specifically identified on Schedule
3.17 or Schedule 3.10(a), respectively, but only to the extent such contracts and leases are actually assigned to and assumed by Purchaser, and specifically excluding any liability or obligation relating to or arising out of such contracts and leases as a result of (A) any breach of such contracts or leases occurring on or prior to the Closing Date, (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date, or (C) with respect to the foregoing items (A) and (B), any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (the "Assumed Liabilities").

                  Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule hereto, Purchaser will not assume or be liable for any liabilities or obligations of Sellers not described in this Section.

         2.3 Closing. The sale, transfer and assignment of the Purchased Assets shall be and is hereby made effective (the "Closing") as of the date and time that this Agreement shall have been duly executed and delivered by each party to all other parties. The date and time of such Closing are herein referred to as the "Closing Date."

         2.4  Consideration.   Subject  to  the  conditions  contained  in  this
Agreement, the aggregate consideration for the Purchased Assets shall consist of $4,000,000.00 (the "Purchase Price"), to be paid as follows:

                  (a) The $50,000 previously paid by Purchaser to Sellers shall be applied against the Purchase Price to be paid upon the Funding Date (as defined in Article VI below).

                  (b) On the Funding Date, Purchaser shall pay Sellers an additional $700,000, in cash or other immediately available funds which funds shall be allocated among the Sellers as set forth in Schedule 2.4.

                  (c) The balance of the  Purchase  Price shall be paid upon the
         Funding Date by Purchaser delivering to Sellers certificates representing an aggregate of 2,500,000 shares of Crown's voting Common Stock (the "Crown Shares"), which shall be allocated among the Sellers as set forth in Schedule 2.4. The Crown Shares will not be registered under the Securities Act or under any state securities laws, shall be "restricted shares" and shall be subject to the terms and conditions specified in Section 2.5 below.

         The parties agree that although the Closing shall be the date of the execution of this Agreement, the Purchase Price shall not be payable until April 30 , 1999 or such later date as all conditions precedent to Purchaser's obligation to pay the Purchase Price, as set forth in Article VI below, shall have been satisfied or waived by Purchaser (the "Funding Date"). The parties acknowledge that the period of time between the Closing Date and the Funding Date is to be utilized by Sellers to prepare or produce those items required by
Article VI of this Agreement. . Until such time as all items, documents, instruments and Purchased Assets required by this Agreement to be delivered by Sellers to Purchaser have been delivered, Purchaser shall have no obligation to pay the Purchase Price and Purchaser shall have the option to declare this Agreement null and void, in which case Sellers shall return to Purchaser the $50,000 portion of the Purchase Price previously paid to Sellers and the parties shall thereafter have no further obligation with respect hereto. Purchaser further agrees that it shall not sell, transfer, convey, encumber or disturb in any manner, the Purchased Assets during the period running from the Closing Date until the Funding Date.

         2.5      Certain Provisions Governing the Crown Shares.

                  (a) In the event that the bid price of a share of Common Stock is less than $1.10 for 120 consecutive trading days at any time between the Closing and December 31, 2000, Sellers shall have the right to require Purchaser (or, in Purchaser's discretion, Crown) to repurchase all but not less than all the Crown Shares for $1.10 per share. To secure Purchaser's repurchase obligation under this subsection 2.5(a), Purchaser hereby grants Sellers a security interest in the Purchased Assets until two years after the Closing Date (at which time the security interest shall be released by Sellers); except, however, that the security interest of Sellers shall be partially terminated, and the amount of Purchaser's repurchase obligation secured thereby reduced, as, when and each time the transfer restrictions imposed under Section 2.5(c) below lapse in part as to the Crown Shares, by an amount calculated by multiplying (i) the maximum number of Crown Shares as to which the Section 2.5(c) restrictions are then no longer applicable by (ii the higher of (a) $1.10 per share or (b) the then current Fair Market Value (as defined in Section 2.5(e)). Sellers shall and hereby do subordinate its security interest to the lien, security interest or other financial encumbrance of any bank, financial institution, institutional lender or financing lessor extending credit, financing or any other financial accommodations to Purchaser or its Affiliates on or after the date of Closing. Sellers each hereby constitute and appoint any President or Vice President of Purchaser as its agent and attorney-in-fact to act in its and their place and stead for the limited and sole purpose of executing and delivering any agreements, documents or instruments, including UCC financing statements and
         amendments   thereof,   to   confirm,   effect  or   acknowledge   such
         subordination.

                  (b) The  Crown  Shares  shall  be  registered  in the  name of
         Sellers as provided in Section 2.4. On the Funding Date, the certificates representing the Crown Shares shall be delivered to
         Purchaser, duly endorsed by Seller in blank or accompanied by a separate stock assignment, in either case in form and substance acceptable to Purchaser. The certificates may contain such legend or legends as deemed appropriate by Purchaser or Crown to reflect the restrictions on transfer imposed under this Agreement or under applicable securities laws. The Crown Shares shall be held by Purchaser, and Sellers grant to Purchaser a security interest in and to the Crown Shares until one year after the Closing Date (at which time the security interest shall be released by Purchaser), in order to secure Sellers' obligation to indemnify Purchaser pursuant to Section 7.1.

                  (c) Sellers agree to hold all of the Crown Shares, and not to sell or otherwise transfer any of the Crown Shares, until one year after the Closing Date. After such date, Sellers agree not to sell more than 500,000 Crown Shares in the aggregate in any calendar quarter, provided that Sellers further agree to hold and not to sell or otherwise transfer 500,000 of the Crown Shares for a period of two (2) years after the Closing Date, and provided further that any and all proposed sales and transfers of the Crown Shares shall be subject to the purchase option specified in subsection (e) below.

                  (d) Purchaser and/or Crown shall have the right to repurchase from Sellers up to 2,000,000 of the Crown Shares at any time and from time to time for a purchase price of $2.05 per share. Purchaser and/or Crown may exercise this right by written notice to Sellers. Under no circumstances, however, shall Purchaser and/or Crown have the right to purchase the remaining 500,000 Crown Shares. The full purchase price for any such repurchased Crown Shares shall be paid by Purchaser or Crown to Sellers, in cash or other immediately available funds, within 30 days after Sellers deliver share certificates representing the repurchased Crown shares duly endorsed in blank or otherwise in form and substance acceptable to Purchaser or Crown, as the case may be.

                  (e) Sellers shall not transfer or attempt to transfer any Crown Shares by way of sale, gift, assignment, pledge or other voluntary or involuntary transfer or encumbrance (each, whether actual or proposed, a "Transfer") unless Sellers first offer such shares to Purchaser and Crown as provided in this Section 2.5. Any Transfer of Crown Shares by Sellers without first complying with this Section 2.5 shall be void ab initio. Upon the occurrence of any Transfer, Sellers agree that Purchaser and Crown shall have the right and option to purchase the Crown Shares made the subject of such Transfer and the following procedures shall be applicable. Sellers shall give Purchaser and Crown written notice of any Transfer. Sellers' notice shall state the name and address of the proposed transferee of the Crown Shares and the material terms of any Transfer. Purchaser and Crown shall have the right and option, within 60 calendar days after receipt of Sellers' transfer notice (the "exercise period"), to purchase the Crown Shares covered by such Transfer notice. If Sellers' Transfer notice indicates Sellers' intention to Transfer Crown Shares in one or more market transactions effected through a national securities exchange or other inter-dealer quotation system, (i) the purchase price per share shall be the Market Value (as defined below) and (ii) the purchase price shall be payable in cash against Sellers' delivery of share certificates representing the subject Crown Shares, duly endorsed in blank or otherwise in form and substance acceptable to Purchaser or Crown, as the case may be. Conversely, if Sellers' Transfer notice indicates Sellers' intention to Transfer Crown Shares in a manner other than a market transaction effected on a national securities exchange or inter-dealer quotation system, (i) the purchase price and terms shall be as specified in Sellers' Transfer notice (except that Purchaser shall have the right to pay cash in an amount equal to the fair market value of any non-cash consideration described in Sellers' Transfer Notice) and (ii) Purchaser or Crown may elect to pay the purchase price in eight (8) equal quarterly installments of principal and interest, at the rate per annum of 8%, commencing 90 days after the date of Sellers' Transfer notice and then continuing on the same day of each third month thereafter.

                  For purposes of this Section 2.5(e), "Market Value" of the Crown Shares shall be: (i) if at the time of valuation Crown's Common Stock is listed on any national securities exchange, the average closing price on such exchange, or, if listed on more than one such exchange, on the exchange on which the Crown's Common Stock shall have had the largest total trading volume, during the thirty day period preceding the date of the Transfer notice; (ii) if at the time of valuation Crown's Common Stock is publicly traded but not listed on any national securities exchange, the average of the closing bid-prices appearing on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if not listed on NASDAQ, the average of the closing bid prices as reported by the National Quotation Bureau, Inc. or a comparable general quotation service, during the thirty day period preceding the date of the Transfer notice.

                  If both Purchaser and Crown fail to notify Sellers in writing of their intention to exercise the purchase option within the exercise period, Purchaser and Crown shall be deemed to have rejected and declined the purchase option with respect to the Crown Shares made the subject of the Transfer notice. If the purchase options granted to Purchaser and Crown in this Section are not exercised as to all of the Crown Shares subject to such options, then, after the applicable exercise period has lapsed, Sellers may transfer any such Crown Shares as to which no exercise of such options was made; provided, however, that Sellers may only transfer such Shares: (i) on terms specified in the Transfer Notice, (ii) in the case of a Transfer in a non-market transaction, on terms no more favorable to the transferee than the terms specified in Sellers Transfer notice, and (iii) only during the 90 calendar day period following the lapse of the exercise period under this Section, after which the Crown Shares shall again be subject to the restrictions on transferability set forth in this Section.

                  The purchase options granted to Purchaser and Crown pursuant to this Agreement may be exercised on one or more successive occasions and shall not be deemed extinguished or waived by the failure of Purchaser or Crown to exercise such purchase options as to Crown Shares on any particular occasion.

                  (f) The numbers of shares and prices per share described in this Section 2.5 will be subject to proportional adjustment upon the occurrence of certain events (e.g., stock splits, recapitalizations) from time to time.

                  (g) Sellers hereby grant to Parent the right to vote and irrevocable proxy with respect to 2,000,000 Crown Shares. The foregoing right to vote and proxy is and shall be coupled with the interest of Parent in the Crown Shares and irrevocable. The right to vote and proxy shall be noted conspicuously on the certificate(s) representing the Crown Shares. The foregoing right to vote and proxy shall include any and all voting rights related to the Crown Shares and shall terminate two (2) years after the Closing Date; provided, however, that such right to vote and proxy shall terminate as to any Crown Shares that are sold by Sellers in strict compliance with all conditions and restrictions imposed by this Agreement.

         2.6      Closing Deliveries.

                  (a)      At the Closing, Sellers shall deliver to Purchaser:

                           (i) title to and possession of the Purchased Assets;

                           (ii) a copy of the  resolutions  duly  adopted by the
                  Boards of Directors and shareholders (if legally required) of each Seller, authorizing the execution, delivery and performance by Sellers of this Agreement and the other agreements contemplated hereby, certified by the Secretary or an Assistant Secretary of each Seller;

                           (iii) a certificate  of the Secretary or an Assistant
                  Secretary of each Seller as to the incumbency and signature of the officers of that Seller executing this Agreement and any other agreements and certificates contemplated hereby;

                           (iv) a  certificate  of corporate  good standing from
                  the secretary of state or other governmental agency having jurisdiction over each of the Seller corporations under the corporate laws of such jurisdictions;

                           (v) such Bills of Sale as shall further  evidence the
                  sale, transfer or assignment to Purchaser of any tangible personal property included within the Purchased Assets; and

                           (vi) such other documents or instruments as Purchaser
                  reasonably requests to effect the transactions contemplated hereby.

                  (b) At the Closing, Purchaser shall deliver to Sellers the following instruments, in each case duly executed and in form and substance acceptable to Sellers:

                           (i) a copy of the  resolutions  duly  adopted  by the
                  Boards of Directors of Purchaser, authorizing the execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, certified by the Secretary or an Assistant Secretary of Purchaser;

                           (ii) a  certificate  of the Secretary or an Assistant
                  Secretary of Purchaser as to the incumbency and signature of the officers of that Purchaser executing this Agreement and any other agreements and certificates contemplated hereby;

                           (iii) a certificate  of corporate  good standing from
                  the secretary of state or other governmental agency having jurisdiction over Purchaser under the corporate laws of such jurisdictions;

                           (iv) such other  documents or  instruments as Sellers
                  reasonably request to effect the transactions contemplated hereby.

                  (c) At the  Closing,  Seller  shall  execute  and deliver to a title insurance company of its choice and acceptable to Purchaser (the "Escrow Agent"), a Warranty Deed (the "Deed") transferring and conveying to Purchaser all of Sellers rights, title and interest with respect to that certain real property having a street address of 501 27th Ave. East, Williston, North Dakota 58801 and more particularly described in that Quit Claim Deed dated January 31, 1997 recorded in the Register of Deeds, Williams County, North Dakota, microfilm number 569401. The Deed shall be complete, accurate and in recordable form. At the Closing, Sellers and Purchase shall each execute and deliver escrow instructions under which the Escrow Agent shall not record the Deed until such time as it has received further escrow instructions, duly signed by Purchaser, confirming satisfaction of a conditions precedent under Article VI and otherwise authorizing the recording of the Deed.

         2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets, the non-competition agreements and other items as set forth in Schedule 2.7, which shall be completed by Purchaser and affixed hereto on or prior to the Funding Date. Sellers and Purchaser shall make all appropriate tax filings on a basis consistent with such allocation.

         2.8 Right of Offset. In the event the Purchased Assets are not free and clear of Liens, or Sellers' representations or warranties are incorrect in any material respect, on the Funding Date Purchaser shall have the right, at its election, to offset any costs, expenses, damages, claims, payments or monetary damages directly arising therefrom or related thereto against the Purchase Price. Upon any such offset, Schedule 2.4 shall be appropriately amended to reflect any differing allocation of Crown Shares as a result thereof.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each of Sellers hereby jointly and severally represents and warrants to Purchaser as follows, in each case effective and deemed made, stated or restated, as the case may be, as of the Closing Date and as of the Funding Date:

         3.1 Organization and Capacity. ASSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and INOCO is a corporation duly organized, validly existing and in good standing under the laws of the State of North Dakota. Each of Sellers is (i) duly qualified to transact business as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (ii) in compliance with all Requirements of Law, except to the extent that the failure to be in good standing, to qualify as a foreign corporation or to comply with such requirements would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. Each of Sellers has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is engaged, except to the extent the failure to have such power, authority or legal right would not, individually or in the aggregate with all such other failures, have a Material Adverse Effect. Each of Sellers has all requisite corporate power and authority to enter into and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Each of Sellers has heretofore delivered to Purchaser accurate and complete copies of its Articles of Incorporation and By-laws as currently in effect.

         3.2 Authorization and Validity. The execution, delivery and performance by Sellers of this Agreement and the other agreements contemplated hereby and the performance by them of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors and shareholders of Sellers, and no other corporate action on the part of Sellers is necessary for the execution, delivery and performance by them of this Agreement and the other agreements contemplated hereby and the consummation by them of the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated hereby which are to be signed by them, respectively, have been duly executed and delivered by Sellers and, assuming due authorization, execution and delivery by Purchaser, this Agreement and the other agreements contemplated hereby which are to be executed by them, respectively, constitute the legally valid and binding obligations of Sellers, enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         3.3 No Conflict. Except as set forth in Schedule 3.3, neither the execution, delivery or performance by Sellers of this Agreement and the other agreements contemplated hereby nor the consummation by them of the transactions contemplated hereby and thereby and compliance by Sellers with any of the provisions hereof or thereof will (a) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Lien upon any of the Purchased Assets or the Terminals under any of the terms, conditions or provisions of any contract of Sellers or (b) violate, or result in the violation of, any Requirement of Law.

         3.4 Governmental Consents. Except as set forth in Schedule 3.4, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby by Sellers.

         3.5      Financial Statements.  [omitted.]

         3.6 Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.6, since December 31, 1998, none of the Sellers has:

                  (a) suffered any Material Adverse Effect;

                  (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $10,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

                  (c) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for liens for current Taxes not yet due;

                  (d) written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

                  (e) cancelled any debts or waived any claims or rights of substantial value;

                  (f) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                  (g) granted any increase in the compensation or benefits of any officer or employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

                  (h) made any change in severance policy or practices;

                  (i) made any capital expenditure or acquired any property or assets (other than new materials and supplies) in excess of $10,000.00 individually or $100,000.00 in the aggregate;

                  (j) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Sellers;

                  (k) made any change in any method of Tax or financial accounting or accounting practice, or made or changed any election for federal income Tax purposes;

                  (l) made any Tax election, settled or compromised any federal, state, local or foreign Tax liability or claim, waived or extended the statute of limitations in respect of any such Taxes;

                  (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or shareholders or any affiliate or associate of any of its officers, directors or shareholders except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended December 31, 1998; or

                  (n) agreed, whether in writing or otherwise, to take any action described in this Section.

         3.7 Legal Proceedings. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority has been formally commenced, is pending or, to the Knowledge of Sellers, threatened by or against Sellers or against any of their respective properties or revenues. None of Sellers is a party or subject to the provisions of any order or decree of any Governmental Authority under which any obligation remains to be performed by Sellers. There is no action, suit, proceeding, arbitration or investigation by Sellers currently pending or which Sellers presently intend to initiate.

         3.8      Compliance with Laws.

                  (a) To the Knowledge of Sellers, each of Sellers is in compliance with all Requirements of Law, holds all Permits that are material to the conduct of its business or the ownership of its properties, and is in material compliance with each such Permit, except where such failure to comply with any such Requirements of Law, to hold any such Permits or to comply with any such Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b)  None  of  Sellers  has   received  any  notice  from  any
         Governmental Authority asserting that it is not in compliance with any Requirement of Law or any Permit.

         3.9 Certain Agreements. None of Sellers is a party to any (i) agreement with any of its executive officers or other employees (A) any benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement; (B) which will not be terminable without liability to Sellers by Sellers on 30 days' or less notice; or (C) providing severance benefits or other benefits which are conditioned upon a change of control or sale of assets after the termination of employment of such employment regardless of the reason for such termination of employment, or (ii) agreement or plan, including without limitation any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         3.10     Title and Condition of Properties.

                   (a) Leased Properties. Schedule 3.10(a) lists and describes briefly all leased real property that is used or occupied by Sellers and the leases, subleases and agreements by which such property is used and occupied. Except as otherwise described on Schedule 3.10(a), with respect to each such parcel of leased real property:

                           (i) the leases and  subleases  described  on Schedule
                  3.10(a) constitute all of the leases, subleases and agreements under which Sellers hold any leasehold interest in real estate;

                           (ii) Sellers have delivered to Purchaser and its counsel true, correct and complete copies of all of the leases, subleases and agreements described on Schedule 3.10(a);

                           (iii) each such lease, sublease or agreement is legal, valid, binding, enforceable and in full force and effect, and is fully assignable to Purchaser (or Sellers have obtained the consent of the lessor to such assignment);

                           (iv) neither Sellers nor, to Sellers' Knowledge,  any
                  other party to any such lease, sublease or agreement is in breach or default thereof, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration thereof or thereunder:

                           (v) no party to any such lease, sublease or agreement
                  has repudiated any provision thereof:

                           (vi) there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or agreement; and

                           (vii) no such lease,  sublease or agreement  has been
                  modified in any respect, except to the extent disclosed in documents delivered to Purchaser and its counsel.

                   (b) Owned Properties. Schedule 3.10(b) lists and contains the legal description of all real property that is owned by Sellers and used in connection with Seller's business at the Terminals. Each of Sellers owns good and marketable title, free and clear of all Liens (or any Liens shall be satisfied or released by Sellers on or prior to the Funding Date), to all of the real, personal and intangible personal property and assets of such Seller included within the Purchased Assets (including the real property described on Schedule 3.10(b)), except for rights of licensors and lessors of such Purchased Assets which are subject to license or lease as described in Schedule 3.10(a) or
         Schedule 3.10(b) and Liens for current Taxes not yet due and payable. At the Closing, each of Sellers will convey good and marketable title to all of its real and personal property and assets included within the Purchased Assets, free and clear of all Liens (other than rights of licensors and lessors of such Purchased Assets which are subject to license or lease as described in Schedule 3.10(a) or Schedule 3.10(b) and Liens for current Taxes not yet due and payable for which adequate reserves have been properly recorded). The Purchased Assets so conveyed will include all of those assets (real, personal, tangible and intangible) used during the twelve months prior to the Closing Date (other than inventory or raw materials used, sold or consumed in the ordinary course of business and worn out or obsolete fixed assets disposed of in the ordinary course of business) and will enable Purchaser to operate the business of the Terminals in the same manner as operated by Sellers prior to and as of the Closing Date.

                  (c) All Properties. Except as otherwise described on Schedule 3.10(c), with respect to each parcel of leased or owned real property:

                           (i) Sellers have not assigned, transferred, conveyed,
                  mortgaged, deeded in trust or encumbered any interest in any fee or leasehold interest;

                           (ii) To the  Knowledge  of  Sellers,  all  buildings,
                  improvements  and  other  property  on  the  leased  or  owned properties have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable legal requirements and are not in violation of any applicable zoning, building code or subdivision ordinance, regulation, order or law;

                           (iii) all buildings,  improvements and other property
                  thereon are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads);

                           (iv) there are no pending (or, to Seller's Knowledge,
                  threatened) condemnation proceedings, lawsuits, or other administrative actions relating to such properties or other matters affecting adversely the current use, occupancy, or value of such properties;

                           (v) other than the  documents  described  in Schedule
                  3.10(a), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such properties; and

                           (vi) no Person  (other than Sellers) is in possession
                  of such properties.

                  (d) Condition of Assets. All buildings and improvements located on property described in Schedule 3.10(a) and Schedule 3.10(b) and all of Sellers' machinery, equipment and other tangible personal property and assets which are included in the Purchased Assets are in good condition and repair in all respects, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business. The Purchased Assets include all assets necessary to conduct Sellers' businesses at the Terminals as presently conducted, other than inventory sold or otherwise disposed of in the ordinary course of business to non-affiliated third parties in accordance with past custom and practice.

         3.11     Intellectual Property.

                  (a)  The  Purchased   Assets   include  all  patents,   patent
         applications, copyrights, copyright applications, trademarks, service marks, trade names, slogans, logos, designs, trade secrets, confidential or proprietary technical information, designs, processes, research in progress and inventions (whether patentable or unpatentable), technology, know-how and computer software used by Sellers in connection with the Terminals or other Purchased Assets (collectively, the "Intellectual Property"). Sellers own or have valid and transferable licenses to use all of the Intellectual Property in connection with the Terminals and the Purchased Assets.

                  (b) Sellers are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property;

                  (c) No former or present employees, officers or directors of Sellers hold any right, title or interest directly or indirectly, in whole or in part, in or to any of the Intellectual Property;

         3.12 Employee Benefit Plans. Sellers do not maintain, and have not maintained during the preceding three-year period, any "employee benefit plan" (within the meaning of Section 3(3) of ERISA (including without limitation multiemployer plans within the meaning of ERISA
         Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation or other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Sellers has any present or future right to benefits or under which Sellers have any present or future liability ("Seller Plans").

         3.13     Taxes.  Except as set forth in Schedule 3.13:

                  (a) Each of Sellers has timely filed, or will file or cause to be filed as soon as is practicable after the Closing Date, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns are or will be true, complete and correct in all material respects.

                  (b) Each of Sellers has paid, or where payment is not yet due, has established, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (c) No Audit by a Tax Authority is pending or, to the Knowledge of Sellers, threatened with respect to any material Taxes due from Sellers. There are no outstanding waivers extending the statutory period of limitation relating to the payment of material Taxes due from Sellers for any taxable period ending prior to the Closing Date which are expected to be outstanding as of the Closing Date.

                  (d) No issue has been raised by any Tax Authority in any Audit of Sellers that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period not so audited. Further, no deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Sellers.

                  (e) None of the Sellers is bound by or is a party to any agreement related to Taxes, including any agreement with any Tax Authority that can affect a Tax period commencing after the Closing Date.

                  (f) There is no contract or agreement, plan or arrangement by Sellers covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Sellers by reason of Section 280G of the Code, as now in effect.

         3.14 Environmental Laws. Except as set forth in Schedule 3.14, (A) to the Knowledge of Sellers, each of Sellers complies and has complied with all Environmental Laws, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws except where any non-compliance or failure to possess any Environmental Permit has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) to the Knowledge of Sellers, there are no past, present or anticipated future events, conditions, circumstances, practices, plans or legal requirements that could reasonably be expected to result in liability under applicable Environmental Laws, prevent, or reasonably be expected to increase the burden on Sellers, complying with applicable Environmental Laws or of obtaining, renewing, or complying with applicable Environmental Permits required under such laws; (C) there are and have been no Materials of Environmental Concern or other conditions at any property owned, operated or otherwise used by Sellers now or in the past, or at any other location that could reasonably be expected to give rise to liability of Sellers under any Environmental Law, except for such liabilities which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and, there are no underground storage tanks that are subject to regulation under the federal Resource Conservation and Recovery Act, or any equivalent state law on or under any property currently owned, leased or otherwise operated by Sellers. Sellers have provided to Purchaser true and complete copies of all Environmental Reports in their possession or control.

         3.15 Affiliate Transactions. Schedule 3.15 contains a summary of all transactions (including without limitation the provision of any services or the sale of any goods) since December 31, 1995 and all proposed transactions between any Seller, on the one hand, and any shareholder or other Affiliates of any Seller on the other hand, other than employment agreements or arrangements and employee benefit plans. Schedule 3.15 also contains a summary of all transactions since December 31, 1995 and all proposed transactions between any Seller, on the one hand, and any current or former director, officer or employee of any Seller, or any person in which any such director, officer or employee has a direct or indirect material interest (including, without limitation, Associates, as defined in Rule 405 promulgated under the Securities Act), other than employment agreements or arrangements and employee benefit plans.

         3.16 Brokers, Finders, etc. No Seller has employed, nor is it subject to the valid claim of, any broker, finder or other financial intermediary or incurred any liability that would be payable by Sellers for any brokerage, finder's or other fees or commissions in connection with the transaction contemplated by this Agreement.

         3.17     Contracts and Commitments.

                  (a) Sellers have identified and described on Schedule 3.17 any and all agreements, contracts, commitments, or restrictions that are material to their businesses, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations or that require the making of any charitable contribution; or that relate to any purchase contracts or commitments, or that relate to outstanding sales contracts, commitments or proposals of Sellers for the delivery of products;

                  (b) No Seller has any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                  (c) No Seller is in default, nor is there any basis for any valid claim of default, under any material contract made or obligation owed by it;

                  (d) No Seller is restricted by agreement from carrying on its business anywhere in the world;

                  (e) No Seller is under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers;

                  (f) Except as set forth in Schedule 3.17, none of the officers, directors or shareholders of Sellers has any interest in any property, real or personal, tangible or intangible, including without limitation the Intellectual Property, that is used in the business of Sellers.

         3.18     Personnel.  [omitted.]

         3.19     Insurance.  [omitted.]

         3.20 Customers. Schedule 3.20 sets forth a list of Sellers' twenty (20) largest customers in terms of gross revenues. Except as set forth in Schedule 3.20, since December 31, 1998, there have not been any material adverse changes in the business relationships of Sellers with any of the customers named therein.

         3.21 Permits. Schedule 3.21 contains a complete listing and summary description of all Permits used by Sellers in the conduct of their businesses. Except as indicated in Schedule 3.21, Sellers own or possess all right, title and interest in and to all of the Permits that are necessary to own and operate the Terminals and the Purchased Assets and to conduct their businesses as presently constituted, including, without limitation, all Permits required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment. Sellers are in compliance with the terms and conditions of such Permits and have received no notices that they are in violation of any of the terms or conditions of such Permits. Sellers have taken all necessary action to maintain such Permits. No loss or expiration of any such Permit is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof. Except as indicated in Schedule 3.21, all of the Permits are transferable to Purchaser and will be transferred by Sellers to Purchaser on or before the Closing Date.

         3.22 Products; Product Warranties. Schedule 3.22 contains a true and complete list of (i) all products manufactured, marketed or sold by Sellers that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past four years and (ii) all proceedings (whether completed or pending) at any time during the past three years seeking the recall, withdrawal, suspension or seizure of any product sold by Sellers.

         3.23 Real Property Holding Corporation. None of Sellers is or has ever been a United States real property holding corporation as defined in Section 897 of the Code.

         3.24 Projections. Sellers have previously participated in and provided accurate information to Purchaser with respect to the preparation of projections of Sellers' financial performance through the year 1999 (the "Projections") (a true and complete copy of which is attached hereto as Exhibit 3.24). Sellers acknowledge that the Projections have been material to Purchaser in its decision to enter into this Agreement and to purchase the Purchased Assets hereunder. Sellers believe that the financial projections and other estimates contained in the Projections are based on reasonable expectations at the time such projections and estimates were made; and Sellers believe that Purchaser is justified in relying thereon. Sellers have no reason to believe, and do not believe, that any assumptions of fact underlying the Projections are unreasonable, untrue or false.

         3.25 Conduct of Business. Sellers have conducted their respective businesses and operations in compliance with the terms, conditions and limitations set forth in Paragraph 8 of that certain Letter of Intent dated as of December 29, 1999, a copy of which is attached hereto on Exhibit 3.25.

         3.26 Legal and Tax Advice. Sellers have consulted with their own legal and tax advisors as to the legal, financial and tax consequences related to or arising from the transactions contemplated by this Agreement. Sellers have not received, obtained or relied upon any legal or tax advice from Purchaser or Purchaser's attorney, accountants, or advisors.

         3.27 Crown Shares. The Crown Shares, when issued under this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens (except for restrictions on transferability or resale imposed under this Agreement or under applicable securities laws).

         3.28 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in any document (including, without limitation, Sellers' Financial Statements), schedule or certificate furnished or to be furnished by Sellers to Purchaser or any of its representatives pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, contains as of the date hereof or will contain as of the Funding Date, any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is, to the Knowledge of Sellers, no fact that does have or could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules and Exhibits hereto.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to each of Sellers as follows:

         4.1 Due Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to enter into and deliver this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder.

         4.2 Authorization and Validity of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the performance by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary for the execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated hereby which are to be executed by Purchaser have been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Sellers, this Agreement and such other agreements constitute legally valid and binding agreements of Purchaser, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         4.3 No Conflict. Neither the execution, delivery or performance by Purchaser of this Agreement or the other agreements contemplated hereby nor the consummation by it of the transactions contemplated hereby and thereby and compliance by Purchaser with any of the provisions hereof or thereof will (a) violate, or result in the violation of, any Requirement of Law; (b) require any consent, approval or notice under, violate or result in violation of, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or result in the loss of a material benefit under any of the provisions of any organizational or governing documents or contract of Purchaser.

         4.4 Governmental Consents. No consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser, except for such consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

         4.5  Brokers,  Finders,  etc.  Purchaser  has not  employed,  nor is it subject to the valid claim of, any broker, finder or other financial intermediary or incurred any liability that would be payable by Sellers for any brokerage, finders or other fees or commissions in connection with the transaction contemplated by this Agreement.

         4.6 Full Disclosure. No representation or warranty by Purchaser in this Agreement and no statement contained in any document, schedule or certificate furnished or to be furnished by Purchaser to Sellers or any of their representatives pursuant to the provisions hereof, or in connection with the transactions contemplated hereby, contains as of the date hereof or will contain as of the Closing, any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V

                                    COVENANTS


         5.1 Sellers' and Principals Non-Competition and Non-Solicitation. As a substantial inducement to Purchaser to enter into and perform its obligations under this Agreement, each of Sellers and each Principal agrees and covenants that:

                  (a) For a period of five (5) years after the Closing Date (the
         "Non-Competition Period"), no Seller and no Principal shall sell, without the prior written consent of Purchaser, anywhere in North Dakota, South Dakota, Wyoming, Idaho, Washington, Oregon, Utah, Colorado, Nevada, Arizona, California or New Mexico, directly or indirectly, either for itself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in the processing, blending, sale or distribution of liquid asphalt products or the operation of an asphalt terminal Nothing herein shall prohibit Seller or any Principal from being a passive owner of not more than 5% of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as he, she or it has no active participation in the business of such corporation; provided, however, that the security ownership of Sellers and each and all Principals shall be aggregated for purposes of this provision.

                  (b) During the Non-Competition Period, no Seller and no Principal will directly or indirectly solicit to employ or hire (in any capacity) any former employee of Sellers who is hired by Purchaser without the prior written consent of Purchaser.

                  (c) If, at the time of enforcement of this Section 5.1, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

                  (d) Each Seller and each Principal recognizes and affirms that in the event of breach by it of any of the provisions of this Section 5.1, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, each Seller and each Principal agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Sellers' and each Principal's obligations under this Section 5.1 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief, without being required to post a bond or other security as a condition or prerequisite to such an action, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 5.1 (including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 5.1 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by either Seller of any of the provisions of this
         Section 5.1, the running of the Non-Competition Period (but not of Sellers' obligations under this Section 5.1) shall be tolled with respect to Sellers during the continuance of any actual breach or violation.

         5.2 Communications. All mail and other communications received by Sellers at any time after the Closing Date related to the Terminals, the Purchased Assets or the operations of Purchaser at the Terminals shall be promptly turned over to Purchaser.

         5.3 Confidentiality. After the Closing, Sellers and their shareholders, officers, directors, employees and agents shall continue to maintain the confidentiality of all information, documents and materials relating to Sellers' businesses, including all such materials which remain in the possession of Sellers, except to the extent disclosure of any such information is required by law or authorized by Purchaser or reasonably occurs in connection with disputes over the terms of this Agreement, and Purchaser shall maintain the confidentiality of all information, documents and materials relating to Sellers (other than that relating to the Purchased Assets) which Purchaser has obtained in connection with this Agreement or with the transactions contemplated herein, except to the extent disclosure of any such information is required by law or authorized by Sellers or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 5.3, the disclosing party will (a) provide the other party with prompt notice before such disclosure in order that any party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information, and
(b) cooperate with the other party in attempting to obtain such order or assurance. The provisions of this Section 5.3 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of breach by the applicable party bound hereunder or its Affiliates.

         5.4 Title Commitments. Upon or within fifteen (15) days following the Closing Date, Sellers shall deliver to Purchaser commitments for the issuance of title insurance covering each parcel of real property included in the Purchased Assets, from title insurance companies acceptable to Purchaser (the "Title Commitments"). The Title Commitments shall provide for the issuance to Purchaser and any lender, if requested by Purchaser, of ALTA owner's and lender's title insurance policies, as the case may be, covering each parcel of real property included in the Purchased Assets (allocating the Purchase Price among the various parcels in a manner reasonably acceptable to Purchaser and Sellers),
subject   only  to  the   following   permitted   exceptions   (the   "Permitted
Encumbrances"): (i) current real estate taxes not yet due and payable (to be pro rated as of the Closing Date), (ii) non-delinquent assessments for any general or special improvement districts not yet due and payable (to be pro rated as of
the  Closing  Date),  (iii)  covenants,  conditions,  restrictions,   easements,
reservations, and other matters of record as of the dates of the Title Commitments which are acceptable to Purchaser, and (iv) the standard exceptions found in ALTA title commitments. Sellers shall also deliver or cause title companies to deliver to Purchaser and any lender, if requested by Purchaser, legible and complete copies of all recorded documents referenced in the Title Commitments If Purchaser proceeds to Closing, Sellers shall cause the title companies to deliver to Purchaser an ALTA title insurance policy in accordance with the Title Commitments as to each of the parcels of real estate included in the Purchased Assets (the "Policies"). The Policies shall name Purchaser and any lender as the insured and shall provide coverage in the allocated dollar amounts agreed upon between Purchaser and Sellers. Sellers shall cause the title companies to issue the owner's and lender's Policies to Purchaser and any lender(s) on or prior to the Funding Date, but effective as of the Closing Date. Sellers shall bear the cost of providing the Title Commitments and the Policies.
 .In the event that Sellers fail to provide the Title Commitments or the Policies on or before April 30, 1999, Purchaser may elect to obtain such Title Commitments and/or Policies at the cost and expense of Sellers (and to offset such costs and expenses against the Purchase Price) or may terminate this Agreement.

         5.5      [Omitted.]

         5.6 Corporate Names. Prior to the Funding Date and at all times thereafter until the expiration of the Non-Competition Period, Sellers shall not use, directly or indirectly, the name or tradenames of Asphalt Supply & Service or Interstate Asphalt Company (or any similar variations thereof). Sellers shall change their corporate names to comply with the foregoing provisions and hereby confirms the sale, transfer and assignment of such names and tradenames to Purchaser as part of the Purchased Assets.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO PAYMENT OF PURCHASE PRICE


         6.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to pay the Purchase Price under Section 2.4 and to indemnify Sellers under Section 7.2, and Crown's guaranty obligations under Section 8.1 are subject to fulfillment (or waiver by Purchaser) at or prior to the Funding Date of each of the following conditions precedent:

                  (a) Other Documents to be Delivered. On or prior to the Funding Date, Sellers will have delivered to Purchaser, at Sellers' expense, each of the following:

                           (i) such instruments of sale,  transfer,  assignment,
                  conveyance and delivery (including, without limitation, warranty deeds, bills of sale and assignments of Intellectual Property), in form and substance satisfactory to counsel for Purchaser, as are required in order to confirm the transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens;

                           (ii) with respect to each of the real property leases
                  listed in Schedule 3.10(a) and included in the Purchased Assets, an estoppel letter from the landlords listed in said Schedule, in form and content reasonably satisfactory to Purchaser, stating the following: (a) the copy of the lease or sublease, as applicable, attached to the estoppel letter is a true, correct and complete copy of the lease or sublease, and represents the entire agreement between the landlord and the applicable Seller; (b) to landlord's knowledge, the Seller is not in breach or default under the lease or sublease and no event has occurred which, with notice or the passage of time, would constitute a breach or default, or permit termination, modification or acceleration under the lease or sublease; (c) the landlord has not repudiated any provision of the lease or sublease; (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;
                  (e) the amount of rent due under the lease and the date through which rent has been paid; (f) to landlord's knowledge, the Seller has satisfied all obligations as tenant under the lease or sublease; and (g) such other matters as Purchaser may reasonably request;

                           (iii)    the Title Commitments and Policies;

                           (iv) such amendments to Seller's corporate charter as
                  may reflect changes in corporate names in compliance with this Agreement;

                           (v) Such  releases  of Liens as may be  necessary  to
                  reflect the transfer of the Purchased Assets free of Liens or encumbrances; and

                           (vi) such other documents or instruments as Purchaser
                  reasonably requests to effect the transactions contemplated hereby.

                  (b) Bulk Sales Compliance. Sellers shall have complied with any applicable bulk sales laws and provided appropriate evidence or certifications to Purchaser.

                  (c) Satisfactory Forms and Proceedings. All proceedings to be taken by Sellers in connection with the satisfaction or waiver of conditions precedent to the Funding Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Purchaser will be reasonably satisfactory in form and substance to Purchaser and its counsel.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 Indemnification by Sellers. Subject to the other provisions of this
Article VII, each Seller shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its successors, assigns and Affiliates and the agents and employees of any of them (collectively, the "Purchaser Parties") from and against any and all costs, expenses, losses, damages and liabilities
(including, without limitation, attorneys' fees and expenses) ("Damages") suffered by any of the Purchaser Parties to the extent resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Purchaser Party by a third party) alleged to result from, arise out of or have been incurred with respect to, (i) any breach of any representation or warranty of any of Sellers contained in this Agreement, (ii) any breach of any covenant of any of Sellers contained in this Agreement, or (iii) any liability or obligation of any kind or nature of any Seller, whether or not related to the Terminals or the Purchased Assets (other than the Assumed Liabilities), or (iv) the operation or ownership of the Terminals or the Purchased Assets prior to the Closing.

         7.2 Indemnification by Purchaser. Subject to the other provisions of this Article VII, Purchaser shall indemnify, defend and hold harmless Sellers and their respective successors, assigns and Affiliates and the agents and employees of any of them (collectively, the "Seller Parties") from and against any Damages suffered by any of the Seller Parties resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Seller Party by a third party) alleged to result from, arise out of or have been incurred with respect to, (i) any breach of any representation or warranty of Purchaser contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement requiring performance after the Closing Date, (iii) the assertion against any Seller Party of any liability or claim against a Seller Party relating to any Assumed Liability, or (iv) any liability arising under any Environmental Laws as a results of utilization of the Purchased Assets by Purchaser after Closing.

         7.3      Notice and Resolution of Claim.

                  (a) An indemnified party under this Agreement will promptly give written notice to the indemnifying party after obtaining knowledge of: (i) any claim the indemnified party has against the indemnifying party not involving a third party claim or litigation; or (ii) any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Section 7.1 or 7.2, specifying in reasonable detail the claim or litigation and the basis for indemnification; provided that the failure of the indemnified party promptly to notify the indemnifying party of any such matter shall not release the indemnifying party, in whole or in part, from its obligations under this Article VII except to the extent the indemnified party's failure to so notify actually prejudices the indemnifying party's ability to defend against such third party claim or litigation. If such claim for indemnity arises from the claim or litigation of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim, litigation or any litigation resulting from such claim.

                  (b) If the indemnifying party assumes the defense of any such third party claim or litigation, the obligations of the indemnifying party under this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the indemnified party harmless from and against any and all losses caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the indemnified party), or enter into any settlement (except with the written consent of the indemnified party): (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from all liability in respect of such claim or litigation; or (ii) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against any indemnified party. The indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.

                  (c) Failure by the indemnifying party to notify the indemnified party of its election to assume the defense of any such claim or litigation by a third party within thirty (30) days after notice thereof has been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to assume the defense of such claim or litigation. If the indemnifying party does not assume the defense of such claim or litigation by a third party, the indemnified party may defend or settle such claim or litigation in such manner as the indemnified party may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate.

         7.4 Offset. Purchaser shall be entitled to offset against any sums otherwise payable to Sellers, the amount of any and all Damages suffered by Purchaser with respect to which Purchaser is indemnified pursuant to Section 7.1.


                                  ARTICLE VIII

                                GUARANTY BY CROWN

         8.1 Guaranty of Purchaser's Obligations. Crown, as a party to this Agreement, hereby unconditionally guaranties all of Purchaser's representations, warranties and obligations hereunder; provided, however, that such guaranty is subject to the precedent conditions specified in Article VI. Crown hereby represents and warrants that the execution of this Agreement and the guaranty provided for herein have been duly and validly authorized by the Board of Directors of Crown. All costs and expenses of enforcing this Guaranty, including but not limited to reasonable attorney and paralegal expenses, will be paid by Crown.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         9.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party to this Agreement shall take, or cause its proper officers and/or directors to take, all such necessary action.

         9.3 Transfer Taxes. Sellers shall pay, or cause to be paid, all transfer Taxes and fees, recordation or similar Taxes or fees, deed, stamp or other Taxes, recording charges, fees, or other similar cost or expense of any kind required in connection with the effectuation of the transactions contemplated by this Agreement, whether such Tax or fee is imposed on Purchaser, Sellers or others.

         9.4 Survival of Representations and Warranties. Each of the representations and warranties made by the parties in this Agreement, including the Schedules and Exhibits hereto and the certificates delivered in accordance herewith (insofar as the Schedules, Exhibits and such certificates relate to such representations and warranties) shall survive the Closing for a period of three (3) years after the Closing; provided, however, that the representations and warranties contained in Section 3.13 shall survive the Closing and shall remain in full force and effect through the period of any statute of limitations applicable to such Tax matters, and the representations and warranties contained in Sections 3.1, 3.2 and 3.10 shall survive the Closing and shall remain in full force and effect indefinitely.

         9.5 Employees. Sellers shall terminate the employment of all of their respective employees immediately prior to the Closing. Immediately after the Closing, Purchaser shall offer employment to the employees employed by Sellers immediately prior to the Closing only to the extent expressly set forth in
Schedule 9.5 attached hereto. Purchaser shall not assume any Seller Plan, and Purchaser shall not assume any liability or obligation of Sellers to any Person under any Seller Plan. Nothing contained in this Agreement shall (i) restrict or otherwise inhibit Purchaser's rights to terminate the employment of any employees on or after the Closing Date or (ii) be construed or interpreted to restrict Purchaser's right or authority to amend or terminate (to the extent permitted by applicable law and contractual obligations) any employee benefit plans, policies or programs of Purchaser.

         9.6 Notices. Any notice, request, consent, approval or other document, instrument or communication that may be required or permitted to be delivered or served hereunder shall be effective upon delivery and shall be in writing and may be personally delivered, mailed by courier, mailed by United States certified or registered mail, return receipt requested, postage pre-paid, or sent by facsimile and confirmed by telephone as follows (until notice of a change thereof is given as provided herein):

                  if to Purchaser, to:

                  Crown Asphalt Products Company
                  215 South State Street, Suite 650
                  Salt Lake City, Utah  84111
                  Attention:  Jay Mealey
                  Telephone:  (801) 537-5610
                  Facsimile:  (801) 537-5609

                  with a copy to:

                  Ray, Quinney & Nebeker
                  79 South Main Street, 4th Floor
                  Salt Lake City, Utah  84111
                  Attention:  Lorin E. Patterson
                  Telephone:  (801) 323-3374
                  Facsimile:  (801) 532-7543
                  if to any of Sellers, to:

                  Asphalt Supply & Service Inc.
                  Inoco, Inc.
                  7606 Duck Creek Road
                  Laurel, Montana 59044
                  Attention:  Ryan Zimmerman
                  Telephone:  (406) 652-3400
                  Facsimile:  (406) 628-6459

         9.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 No Third Party Beneficiaries. Nothing herein express or implied shall confer upon any third party any rights or remedies, including without limitation any right to employment, or continued employment for any specified period, of any nature or kind under or by reason of this Agreement.

         9.9 Amendment and Waiver. This Agreement and the Schedules and Exhibits hereto may not be amended or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         9.10 Extension or Waiver. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party;
(b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any Schedule and Exhibit hereto or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party.

         9.11 Entire Agreement. This Agreement (including the Schedules, Exhibits, documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

         9.12 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto (other than by operation of law) without the prior written consent of the other parties hereto; provided, that Purchaser may assign its rights hereunder to any of its Affiliates.

         9.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MONTANA (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE MONTANA PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PREFERENCE AND REMEDIES. EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MONTANA, OR IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF BILLINGS, MONTANA. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, (I) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO LAYING VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS
AND (II) ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         9.14 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. The use of the word "including" in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

         9.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement. Facsimile signatures shall be binding on the parties for all purposes as if they were originals.

                   [Balance of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                            CROWN ASPHALT PRODUCTS COMPANY



                                            By:/s/ Jay Mealey
                                               -----------------------
                                            Jay Mealey, President

                                            CROWN ENERGY CORPORATION


                                            By:/s/ Jay Mealey
                                               -----------------------
                                            Jay Mealey, President



                                            ASPHALT SUPPLY & SERVICE, INC.



                                            By:/s/ R. Ryan Zimmerman
                                               -----------------------
                                            Name:R. Ryan Zimmerman
                                            Title:   President


                                            INOCO, INC.



                                            By:/s/ Robert A. Zimmerman
                                               -----------------------
                                            Name:    Robert A. Zimmerman
                                            Title:   President



                                            /s/ Robert A. Zimmerman
                                               -----------------------
                                            Robert  Zimmerman,  solely for
                                            purposes  of Section 5.1 hereof


                                            /s/ Ryan Zimmerman
                                               -----------------------
                                            Ryan  Zimmerman,  solely for
                                            purposes of Section 5.1 hereof